BRASS EAGLE INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2002

To the Stockholders of Brass Eagle Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Brass Eagle Inc. will be held at the Candlewood Suites, 4601 W. Rozell, Rogers, AR 72756 on May 22, 2002 at 9:00 a.m. CDT for the following purposes:

    1.  To elect six Directors of Brass Eagle.
    2.  To approve a new Employee Stock Purchase Plan.
    3.  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 28, 2002, will be entitled to notice of, and to vote at, the meeting.

You are cordially invited to the meeting. WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING YOUR PROXY.

By Order of the Board of Directors

JOHN D. FLYNN
Secretary

Bentonville, Arkansas
April 17, 2002

YOUR VOTE IS IMPORTANT!

PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY

BRASS EAGLE INC.

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2002

    The enclosed Proxy is solicited by and on behalf of the Board of Directors of Brass Eagle Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 22, 2002 at 9:00 a.m. CDT at the Candlewood Suites, 4601 W. Rozell, Rogers, AR 72756, or at any adjournment or adjournments thereof. The address of Brass Eagle's principal executive offices is 1201 S.E. 30th Street, Bentonville, Arkansas 72712, and its telephone number is 479/464-8700. This proxy material is first being mailed to stockholders on April 17, 2002. Only stockholders of record at the close of business on March 28, 2002 are entitled to notice of, and to vote at, the meeting.
    Proxies solicited herein will be voted in accordance with any directions contained therein, unless the Proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified, the shares will be voted in accordance with the recommendations of the Board of Directors as described herein. Any stockholder giving a Proxy has the power to revoke it, at any time before it is voted, by written revocation delivered to the Secretary of Brass Eagle.
    If matters of business other than those described in the Proxy properly come before the meeting, the persons named in the Proxy will vote in accordance with their best judgment on such matters. The Proxies solicited herein shall not confer any authority to vote at any meeting of stockholders other than the meeting to be held on May 22, 2002, or any adjournment or adjournments thereof.
    The cost of soliciting Proxies will be borne by Brass Eagle. Brass Eagle will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, certain officers and employees of Brass Eagle may solicit Proxies by telephone, facsimile or personally. These persons will receive no compensation other than their regular salaries.

OUTSTANDING STOCK; VOTING RIGHTS;
VOTE REQUIRED FOR APPROVAL

    The stock transfer books of Brass Eagle will not be closed, but only stockholders of record at the close of business on March 28, 2002 will be entitled to notice of, and to vote at, the meeting. At that date, there were 7,148,733 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of stock owned of record at the close of business on March 28, 2002.
    In order to be elected as a Director of Brass Eagle, each nominee must receive a plurality of the votes cast at the meeting for that position. A majority of the shares of Common Stock present and voting at the meeting is needed to approve the Employee Stock Purchase Plan. Abstentions and shares held by a broker that has indicated that it does not have discretionary authority to vote on a particular matter will not be counted as votes cast.

PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding persons who beneficially owned five percent (5%) or more of Brass Eagle's Common Stock at the close of business on March 28, 2002. Brass Eagle believes that the persons and entities listed in the table have sole voting and investment power as to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
	Number of Shares of
Name and Address	Common Stock	Percent of
of Beneficial Owner	Beneficially Owned	Outstanding Shares(1)

Charter Oak Partners(2)	3,674,474	51.4%
10 Wright Street
Westport, CT 06877

Dimensional Fund Advisors Inc.(3)	531,400	7.4%
1299 Ocean Avenue
11th Floor
Santa Monica, CA 90401

Anthony J. Dowd	3,678,426 (4)	51.5%
10 Wright Street
Westport, CT 06877

Marvin W. Griffin	605,458 (5)	8.2%
1201SE 30th Street
Bentonville, AR 72712

(1)  The "percent of outstanding shares" is based upon the 7,148,733 shares of Common Stock outstanding as of March 28, 2002. The "percent of outstanding shares" of each person who holds currently exercisable options includes as outstanding shares of Common Stock the shares underlying such options; however, the shares underlying such options are not deemed outstanding for the purpose of computing the "percentage of outstanding share" beneficially owned by any other person or entity.
(2)  Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2002.
(3)  Based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2002.
(4)  Includes all of the shares of Common Stock owned by Charter Oak Partners because, as Director of Private Investments of Charter Oak Partners, Mr. Dowd may be deemed to beneficially own such shares. Mr. Dowd disclaims beneficial ownership of shares held by Charter Oak Partners except to the extent of his proportionate interest therein.
(5)  Includes 236,824 shares subject to currently exercisable options.

EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 28, 2002, by (i) each nominee for election as a director who holds shares of Common Stock, (ii) each of the named individuals in the Summary Compensation Table, and (iii) all directors and executive officers of Brass Eagle as a group. Brass Eagle believes that the persons listed in the table have sole voting and investment power as to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

	Number of Shares of
Name	Common Stock	Percent of
Of Beneficial Owner	Beneficially Owned	Outstanding Shares(1)

Marvin W. Griffin	605,458 (2)	8.2%

E. Lynn Scott	360,058 (3)	4.9%

Anthony J. Dowd	3,678,426 (4)	51.5%

H. Gregory Wold	46,622	0.7%

C. Miles Schmidt	1,007	0.0%

Robert Sarrazin	4,423	0.1%

Steven R. DeMent	41,810 (5)	0.6%

J.R. Brian Hanna	32,007 (6)	0.4%

Eric Baker	200	0.0%

Andrew Gomez	100	0.0%

All directors and executive officers as a group	4,952,949 (4)(7)	63.5%

(1)  The "percent of outstanding shares" is based upon the 7,148,733 shares of Common Stock outstanding as of March 28, 2002. The "percent of outstanding shares" of each person who holds currently exercisable options includes as outstanding shares of Common Stock the shares underlying such options; however, the shares underlying such options are not deemed outstanding for the purpose of computing the "percentage of outstanding shares" beneficially owned by any other person or entity.
(2)  Includes 236,824 shares subject to currently exercisable options.
(3)  Includes 238,446 shares subject to currently exercisable options.
(4)  Includes all of the shares of Common Stock owned by Charter Oak Partners because, as Director of Private Investments of Charter Oak Partners, Mr. Dowd may be deemed to beneficially own such shares. Mr. Dowd disclaims beneficial ownership of shares held by Charter Oak Partners except to the extent of his proportionate interest therein.
(5)  Includes 41,810 shares subject to currently exercisable options.
(6)  Includes 31,257 shares subject to currently exercisable options.
(7)  Includes 651,642 shares subject to currently exercisable options.

ELECTION OF DIRECTORS

    Six Directors are to be elected by the stockholders at the annual meeting for a term of one year and until the election and qualification of their successors. The Proxies solicited hereby will be voted "FOR" the election as Directors of the six persons hereinafter identified unless authority is withheld. Brass Eagle does not know of any nominee who will be unable to serve, but should any nominee be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes. Brass Eagle has no reason to believe that any substitute nominee will be required. Robert Sarrazin was elected to the Board of Directors on February 13, 2001 to fill a vacancy. On March 5, 2001, the Board was expanded to six Directors and C. Miles Schmidt was elected as a Director, to comply with new audit committee rules. Brass Eagle's bylaws allow for three to nine Directors. No more than six Directors can be voted for on a single proxy.

Nominees

    Marvin W. Griffin, 63, has been Chairman of the Board of Brass Eagle since its inception in September 1997. Mr. Griffin was Chairman of the Board of Daisy Manufacturing Company from 1998 until 2001 and was President and Chief Executive Officer of Daisy Manufacturing, Inc. ("Daisy") from 1988 to 1998. From 1983 to 1987, Mr. Griffin was the Chief Executive Officer of the Coca-Cola Bottling Company Consolidated, a soft-drink bottling company, and was the Senior Vice President of Sales and Marketing at Coca-Cola U.S.A., a soft-drink maker, from 1980 to 1983.

    E. Lynn Scott, 48, has been President and Chief Executive Officer of Brass Eagle since its inception in September 1997. Mr. Scott was responsible for developing Daisy's paintball operations through its Brass Eagle division and he served as President of the division since November 1996. Prior to that, he served as Vice President, Sales and Marketing of Daisy from June 1989 to April 1997. Before joining Daisy, Mr. Scott served as Vice President, Sales and Marketing at Skeeter Products and Crosman, both divisions of The Coleman Company that specialize in sporting goods.

    Anthony J. Dowd, 42, has been a Director of Brass Eagle since its inception in September 1997. He serves as Director of Private Investments for Charter Oak Partners, a private investment firm, and has served in that capacity since May 1992. Mr. Dowd was a Director of Daisy from June 1993 to 2000, and serves as a director of several privately held companies. Prior to joining Charter Oak Partners, he served as a Senior Associate at James D. Wolfensohn, Inc. (now BT Wolfensohn), an investment banking firm, from 1988 to 1991.

    H. Gregory Wold, 67, has been a Director of Brass Eagle since its inception in September 1997. Mr. Wold joined the Ford Motor Company, an auto manufacturer, in 1964 and served as Director, Business Development from 1996 to 1997 and its Associate Director, Corporate Strategy from 1986 to 1996. Mr. Wold retired from the Ford Motor Company in 1997. He is also a Director of Daisy.

    Robert P. Sarrazin, 31, was appointed a Director on February 13, 2001. He has been with Charter Oak Partners, a private investment firm, since August 1995, and now serves as Principal. Mr. Sarrazin also serves as a director of several privately held companies. Prior to joining Charter Oak Partners, Mr. Sarrazin was employed in the Equity Sponsor Group and High Yield Group at Credit Suisse First Boston Corp., an investment banking firm, from 1993 to 1995.

    C. Miles Schmidt, 60, was appointed a Director on March 5, 2001. Mr. Schmidt is currently President and Chief Executive Officer of Halcore Group, Inc., a manufacturer of ambulances, of Grove City, Ohio. From 1990 to 1998, Mr. Schmidt was President of C.M. Schmidt & Associates Inc., a consulting firm.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
THE ELECTION AS DIRECTORS OF THE SIX PERSONS
IDENTIFIED ABOVE AS NOMINEES.

PROPOSAL TO ADOPT EMPLOYEE STOCK PURCHASE PLAN

    Effective January 1, 2002, the Board of Directors proposes the adoption of an Employee Stock Purchase Plan (the "Purchase Plan"), see Exhibit A, pursuant to which a total of 30,000 shares of Common Stock would be reserved for issuance. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code as an "employee stock purchase plan," will be implemented in three offering periods, each with a maximum duration of 12 months, with purchases occurring at the end of each interval. The initial offering period will commence on June 1, 2002 and will end on December 31, 2002, with the first purchase date to be December 31, 2002. The Purchase Plan will be administered by the Board of Directors or the Compensation Committee of the Board. Employees will be eligible to participate if they are customarily employed by Brass Eagle for more than five months per year and are regularly scheduled to work more than 20 hours per week. Approximately 275 employees would currently be eligible to participate in the Purchase Plan. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10.0% of an employee's cash compensation. No more than 250 shares may be purchased by each Participant on any one purchase date. The price of stock purchased under the Purchase Plan will be 85.0% of the lower of the fair market value of the Common Stock at the beginning of the offering period or on the applicable purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with Brass Eagle. Each outstanding purchase right will be exercised immediately prior to a merger or consolidation or at the next purchase date thereafter. The Board of Directors may amend or terminate the Purchase Plan immediately after the close of any purchase date. However, the Board of Directors may not, without stockholder approval, materially increase the number of shares of Common Stock available for issuance or materially modify the eligibility for participation. The Purchase Plan will in all events terminate December 31, 2004.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
THE ADOPTION OF THE
EMPLOYEE STOCK PURCHASE PLAN

Directors' Meetings and Committees

    The Board of Directors met five times during 2001, on February 13, March 5, May 23, August 16 and November 15, 2001.

    The Board currently has two standing committees to assist it in the discharge of its responsibilities: an Audit Committee and a Compensation Committee. The Audit Committee is currently composed of Anthony J. Dowd , H. Gregory Wold, and C. Miles Schmidt and reviews the professional services provided by Brass Eagle's independent auditors and the independence of such auditors from management of Brass Eagle. Additionally, the Audit Committee reviews the scope of the audit by Brass Eagle's independent auditors, the annual financial statements of Brass Eagle, Brass Eagle's system of internal accounting controls, and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of Brass Eagle as it finds appropriate or as are brought to its attention. The Audit Committee met three times during 2001.

The fees for Crowe Chizek and Company LLP, the independent accountants for 2001, were as follows:
Audit Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
$124,000	-0-	$110,000

    The Compensation Committee, which met four times during 2001, is composed of Anthony J. Dowd, E. Lynn Scott, and Marvin W. Griffin and serves to establish the compensation of officers of Brass Eagle and to establish and administer Brass Eagle's compensation programs.

    None of the nominees for director attended fewer than 75 percent (75%) of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served.

REPORT OF AUDIT COMMITTEE:

    On June 5, 2000, the Board adopted an Audit Committee Charter. On March 5, 2001, C. Miles Schmidt was elected to the Board of Directors and appointed a member of the Audit Committee. The members of the Audit committee are Anthony J. Dowd, H. Gregory Wold and C. Miles Schmidt. Mr. Schmidt and Mr. Wold are independent as defined in the NASD listing standards. The Board approved Anthony J. Dowd's participation as a non-independent member of the Audit Committee in accordance with the NASD listing standards exception. Mr. Dowd, as an employee of Brass Eagle's majority stockholder, is not deemed an independent director under NASD's listing standards relating to Audit Committees. The Board found Mr. Dowd's membership was appropriate due to his extensive financial expertise and his comprehensive knowledge of the history of Brass Eagle. Mr. Dowd is Director of Private Investments of Charter Oak Partners, the owner of 51.4 % of Brass Eagle's outstanding common stock.

    On February 21, 2002 the newly constituted Audit Committee for fiscal year ending December 31, 2001 met to review several matters. The committee reviewed Brass Eagle's Annual Report on Form 10-K and the audited financial statements and discussed them with management of Brass Eagle. The Audit Committee received the written disclosures and the letter from the independent accountants (Crowe Chizek) required by Independence Standards Board Standard No. 1., and has discussed with Crowe Chizek their independence from Brass Eagle management. The Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included with Brass Eagle's Annual Report on Form 10-K. The Audit committee has considered whether the provisions of non-audit services by Crowe Chizek is compatible with maintaining the independence of Crowe Chizek.

Submitted by the Audit Committee of the Board of Directors:

Anthony J. Dowd
C. Miles Schmidt
H. Gregory Wold

April 17, 2002

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Cash and Other Compensation

    The following table sets forth, for the fiscal years indicated, the cash and other compensation provided by Brass Eagle and its subsidiaries to the Chief Executive Officer and each of the other most highly compensated executive officers whose total annual salary and bonus exceed $100,000 (the "Named Executive Officers").

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Shares of Common Stock Underlying Options (#)	All Other Compensation ($) (1)
E. Lynn Scott President and Chief Executive Officer	2001 2000 1999	210,000 193,500 180,000	0 49,830 0	14,500 14,145 40,000	4,793 5,634 5,384
Eric Baker (2) General Manager, JT USA	2001 2000 1999	169,538 0 0	0 0 0	10,500 0 0	1,241 0 0
Andrew Gomez (3) Director of Operations, JT USA	2001 2000 1999	153,352 70,008 0	0 28,000 0	5,000 0 0	3,550 3,646 0
J.R. Brian Hanna Vice President, Finance and Chief Financial Officer	2001 2000 1999	150,000 132,825 123,210	0 33,909 0	10,500 10,500 21,225	4,343 3,449 1,964
Steve DeMent Vice President, Operations	2001 2000 1999	145,848 138,915 132,300	0 30,005 0	10,500 10,500 20,000	3,382 3,075 2,366

(1)  Includes contributions to the 401(k) Retirement Savings Plan and payments of life insurance premiums by Brass Eagle. For 2001 such amounts were as follows: E. Lynn Scott: $4,226 for 401(k) contributions, $567 for insurance premiums; Eric Baker: $1241 for insurance premiums; Andrew Gomez: $3,550 for insurance premiums; J. R. Brian Hanna: $3,938 for 401(k) contributions, $405 for insurance premiums; Steven R. DeMent: $2,988 for 401(k) contributions, $394 for insurance premiums.
(2)  Mr. Eric Baker became employed by Brass Eagle as of February 1, 2001. Consequently, Mr. Baker's salary represents only eleven months of his annual salary.
(3)  Brass Eagle Inc. acquired the assets of JT USA on June 30, 2000. Andrew Gomez' compensation for the year 2000 represents only six months of his annual salary.

Stock Option Grants

    The following table sets forth information concerning stock options granted to the Named Executive Officers during 2001:

Option Grants in Last Fiscal Year
	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Shares of Common Stock Underlying Options Granted (#)	Date of Grant	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Market Value on Date of Grant	Expiration Date	5% ($)	10% ($)
E. Lynn Scott	14,500	12/21/01	11.3%	$4.25	$4.25	12/21/11	$38,756	$98,214
Eric Baker	10,500	12/21/01	8.2%	$4.25	$4.25	12/21/11	$28,064	$71,121
Andrew Gomez	5,000	12/21/01	3.9%	$4.25	$4.25	12/21/11	$13,364	$33,867
J.R. Brian Hanna	10,500	12/21/01	8.2%	$4.25	$4.25	12/21/11	$28,064	$71,121
Steven R. DeMent	10,500	12/21/01	8.2%	$4.25	$4.25	12/21/11	$28,064	$71,121

Stock Option Exercises and Holdings

    The following table sets forth information concerning stock options held as of the end of the last fiscal year by the Named Executive Officers. As indicated in the table, none of the Named Executive Officers exercised any options during 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES
			Shares of Common Stock Underlying Unexercised Options at Fy-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(1)
Name	Shares of Common Stock Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

E. Lynn Scott	0	$0	230,946	45,109	$671,668	$30,060
		`
Eric Baker	0	$0	0	10,500	$ 0	$13,125

Andrew Gomez	0	$0	0	5,000	$ 0	$6,250

J.R. Brian Hanna	0	$0	28,757	28,988	$ 2,953	$21,984

Steven R. DeMent	0	$0	39,310	28,375	$ 58,108	$21,984

(1)  Represents the amount by which the market price at fiscal year end of the shares underlying unexercised options exceeds the exercise price for such shares.

Compensation of Directors

    Each Director of Brass Eagle who is not also an employee of Brass Eagle receives, as an annual fee, Common Stock having a fair market value of $8,000 at the time of its issuance in quarterly installments. All Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board and Board committees and other activities relating thereto.

Employment Agreement

    Brass Eagle has entered into an Employment Agreement with E. Lynn Scott. The Agreement provides for an initial three-year term expiring September 15, 2000, which automatically extends each year, subject to the right of either party not to extend the Agreement upon ninety (90) days notice. In addition, Mr. Scott may elect to terminate his employment in the event of a change-in-control of Brass Eagle or the sale of all or substantially all of its assets. Pursuant to the terms of the Agreement, Mr. Scott was paid an annual base salary of $210,000 in 2001. The Agreement provides for the payment of bonus compensation on an annual basis to be determined based upon performance targets set by Brass Eagle's Board of Directors after consultation with Mr. Scott. Under the Employment Agreement, Mr. Scott is subject to certain non-disclosure, non-competition and non-solicitation covenants applicable during the term of his employment and until one year after termination of his employment.

    Brass Eagle has entered into amended Change-of-Control Agreements with Steven R. DeMent, J.R. Brian Hanna, Mark Skrocki, John D. Flynn, Steven R. Cherry and Charles Prudhomme. New Change-of-Control Agreements were entered into with David Armstrong and Eric Baker. These Agreements provide that the employee would receive one year's pay plus bonus in the event of a change-of-control of Brass Eagle.

Compensation Committee Interlocks and Insider Participation

    The members of the Compensation Committee are Anthony J. Dowd, E. Lynn Scott and Marvin Griffin. Mr. Scott serves as President and Chief Executive Officer of Brass Eagle. Mr. Griffin is Chairman of the Board of Brass Eagle.

Report of Compensation Committee

    The following report addressing Brass Eagle's compensation policies for executive officers for 2001 is submitted by the Compensation Committee of the Board of Directors.

    As required by the proxy rules promulgated by the Securities and Exchange Commission, this Report of the Compensation Committee of the Board of Directors describes the overall compensation goals and policies applicable to the executive officers of Brass Eagle, including the basis for determination of the compensation of executive officers for fiscal year 2001. The Report also discusses the setting of 2001 compensation of E. Lynn Scott. The term "Executive Officers" is used below to refer to the executive officers of Brass Eagle other than Mr. Scott.

    COMPOSITION OF COMPENSATION COMMITTEE. The members of the Compensation Committee are Anthony Dowd, Marvin W. Griffin, Jr. and E. Lynn Scott. Mr. Scott's inclusion on the Committee is deemed to be in the best interests of Brass Eagle due to his intimate knowledge of the performance of the Executive Officers. The philosophy of the committee emphasizes inclusiveness. Thus the Bonus Plan covers all employees of Brass Eagle, and all employees were eligible to purchase stock under the Employee Stock Purchase Plan, which terminated on December 31, 2000. A new Employee Stock Purchase Plan has been proposed.

    COMPENSATION PHILOSOPHY AND OBJECTIVES. The Committee believes that the compensation of Brass Eagle's Executive Officers should be set at a competitive level and be based upon Brass Eagle's overall financial performance, achievement of strategic goals and individual performance, with a view toward building value for Brass Eagle's stockholders. Within this overall philosophy, the following principles guide Brass Eagle's compensation policies for Executive Officers:

    *  Provide competitive levels of compensation that enables Brass Eagle to attract and retain experienced, talented Executive Officers;
    *  Compensate Executive Officers based on Brass Eagle's progress toward achievement of its short-term and long-term strategic and financial goals;
    *  Compensate Executive Officers based on the performance of the individual Executive Officer, and his contribution to Brass Eagle's performance; and
    *  Maintain and strengthen the incentive for Executive Officers to increase the price of Brass Eagle's Common Stock.

    The Committee believes that adherence to these objectives is essential in order to attract and retain highly qualified officers, whose contributions are necessary for the continued growth and success of Brass Eagle. Information concerning the specific implementation of these policies in the 2001 compensation arrangements of the Executive Officers and Mr. Scott is provided below.

    ANNUAL SALARIES. Salaries of Executive Officers are generally reviewed on an annual basis and adjustments made based on the Committee's evaluation of the individual's performance and Brass Eagle's performance, taking into account both qualitative and quantitative factors. Among the factors considered by the Committee have been the recommendations of Mr. Scott and the importance of retaining key Executive Officers. Subject to Board approval, the Committee makes decisions concerning the Executive Officers. Generally, increases have been in the 4% to 5% range per year.

    INCENTIVE BONUS. The 2001 Brass Eagle Bonus Plan was established in early 2001. The Bonus Plan covers all employees of Brass Eagle, although at varying percentages of base pay depending on the level of the employee. The total pay out under the Plan for 2001 was $0.

    STOCK OPTIONS. Brass Eagle's 1997 Stock Option Plan permits the award of options to purchase Common Stock of Brass Eagle to Executive Officers, managers and key employees. The award of stock options is intended to align the interests of Executive Officers with the stockholders by providing the Executive Officers with an incentive to bring about increases in the price of the Common Stock. Brass Eagle's policy is to award options at a price that equals or exceeds the market price on the date of grant. Accordingly, the Executive Officers derive a financial benefit from an option only if the price of Common Stock increases. Options granted have not had performance contingencies, but realization of the value provided through the options requires the Executive Officer to remain with Brass Eagle until the options vest. The options awarded vest at the rate of 25 % per year. In fiscal year 2001, Brass Eagle awarded options to purchase 84,000 shares to Executive Officers.

    STOCK OPTION REPRICINGS. The Board of Directors monitors the compensation and benefits provided to Brass Eagle's Executive Officers, managers and other key employees in order to further the goals and objectives of Brass Eagle's compensation program. On November 19, 1999, the Board of Directors repriced 16,000 options with exercise prices of $15.25 per share that were originally granted on February 4, 1998 and 115,000 options with exercise prices of $15.50 per share that were originally granted on February 1, 1999. The exercise price of these options was lowered to $8.00 per share, the market trading price of Brass Eagle's Common Stock on the date of repricing. These repricings were effected in response to the changes in the market trading prices of Brass Eagle's Common Stock during 1999. The repricings were intended to provide continued motivation to Brass Eagle's Executive Officers, managers and other key employees and to maintain the alignment of interests between these employees and the stockholders of Brass Eagle.

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. E. Lynn Scott's compensation is set pursuant to an Employment and Non-competition Agreement dated September 15, 1997, which runs for a three-year period, with options to renew. Mr. Scott's compensation and bonus schedule is set by this Agreement and included $210,00 salary for 2001. Mr. Scott was awarded $0 bonus for 2001. Mr. Scott is eligible to receive stock options pursuant to this Agreement, and as of December 31, 2001 had been awarded options to purchase 140,895 shares of Common Stock pursuant to the 1997 Stock Option Plan. This includes 14,500 option shares awarded to Mr. Scott in 2001.

    OTHER COMPENSATION. Brass Eagle has a number of broad-based employee benefit plans in which Executive Officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.

    The Omnibus Budget Reconciliation Act of 1993 ("OBRA") generally prevents public corporations from deducting as a business expense that portion of compensation exceeding $1 million paid to a named executive officer in the Summary Compensation Table. This deduction limit does not apply to "performance-based compensation." The Compensation Committee intends to monitor its compensation plan to comply with OBRA when necessary.

Submitted by the Compensation Committee of the Board of Directors:

Anthony J. Dowd
Marvin W. Griffin
E. Lynn Scott

April 17,2002

Company Performance

    The graph below compares from November 25, 1997 (the date Brass Eagle was first listed for trading on the NASD National Market) until December 31, 2001 the cumulative total returns on Brass Eagle's Common Stock to the NASDAQ Stock Market Composite Index, and to the average of the cumulative total return for a Peer Group consisting of ten leisure companies. The cumulative total return on Brass Eagle's Common Stock assumes $100 invested in such stock on November 25, 1997, and assumes reinvestment of dividends.

Total Return Analysis
	11/25/97	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01
Brass Eagle	$100.00	$112.50	$139.80	$45.45	$69.32	$50.00
Peer Group*	$100.00	$96.60	$40.10	$43.70	$33.11	$33.30
Nasdaq Composite	$100.00	$98.80	$138.00	$256.00	$155.40	$122.70

Source: Integrated Corporate Relations. Data from Fact Set and Bloomberg Financial Markets

* The Peer Group is a composite of 10 leisure companies including; AMF Bowling Inc., Cannondale Corp., Bell Sports Inc., Coleman, Callaway Inc., First Team Sports Inc., GT Bikes, Huffy Corp, K2 Inc. and Marker International. Bell Sports went private and stopped trading on August 17, 1998. Coleman was acquired by Sunbeam and stopped trading on January 6, 2000. First Team Sports completed a merger with Gen-X Sports in October 2001. GT Bikes was acquired by Schwinn and stopped trading on October 2, 1998. Marker International was de-listed from Nasdaq, but still trades on OTC Bulletin Board. AMF Bowling Inc. was de-listed from the New York Stock Exchange, but still trades on OTC Bulletin Board.

CERTAIN TRANSACTIONS

1.  Mr. Scott is the President, Chief Executive Officer and a Director of Brass Eagle and a stockholder of Daisy Manufacturing Company ("Daisy"). Mr. Griffin is the Chairman of the Board of Directors of Brass Eagle and a greater than 5 % stockholder of Brass Eagle and a greater than 5 % stockholder of Daisy. As a consequence, each of these persons may be deemed to have a material direct or indirect interest in Daisy. Brass Eagle, prior to November 24, 1997, operated as a division of a predecessor to Daisy. On November 24, 1997, a reorganization (the "Reorganization") was effected pursuant to an assignment, assumption and indemnification agreement (the "Assignment, Assumption and Indemnification Agreement") which provided for (i) Brass Eagle transferring all of its non-paintball related assets, operations, and liabilities to Daisy, retaining only its paintball related assets, operations, and liabilities, and (ii) Daisy agreeing to indemnify and hold harmless Brass Eagle and its officers, directors, employees and stockholders from and against all liabilities and obligations related to Brass Eagle's non-paintball related operations, including, without limitation, (a) any products liability claim relating to any products sold by Brass Eagle prior to the Reorganization (other than products sold under the Brass Eagle name) and any products sold by Daisy after the Reorganization, and (b) any claim by an employee or former employee of Brass Eagle or of Daisy to the extent that such claim relates to post-retirement medical or pension benefits that are attributable to the employment of any such individual in Brass Eagle's non-paintball related operations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Brass Eagle's directors and executive officers, and persons who own more than 10 percent of Brass Eagle's Common Stock, to file with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of stock of Brass Eagle.

    To Brass Eagle's knowledge, based solely on a review of copies of reports provided by such individuals to Brass Eagle and written representations of such individuals that no other reports were required, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were met. One Director, Robert Sarrazin, filed a Form 4 relating to a minor acquisition of stock approximately 10 days after the due date.

INDEPENDENT PUBLIC ACCOUNTANTS

    Brass Eagle utilized Crowe, Chizek and Company LLP as independent public accountants for the year ended December 31, 2001. Representatives of Crowe Chizek and Company LLP are not expected to be present at the Annual Meeting of Stockholders. Independent public accountants have not yet been appointed for the year 2002.

STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

    Proposals of stockholders intended to be presented at Brass Eagle's annual meeting of stockholders in 2003 must be received by Brass Eagle at its principal executive offices on or before December 18, 2002 in order to be included in Brass Eagle's Proxy Statement relating to that meeting. If a stockholder intends to present a proposal at Brass Eagle's annual meeting in 2003 without requesting Brass Eagle to include the proposal in Brass Eagle's proxy material, the stockholder must notify Brass Eagle of the proposal on or before March 3, 2003.

OTHER MATTERS

    Management of Brass Eagle knows of no other matters that may come before the meeting. However, if any matters other than those referred to herein should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their judgment.

ADDITIONAL INFORMATION AVAILABLE

    A COPY OF BRASS EAGLE'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER UPON WRITTEN REQUEST TO JOHN D. FLYNN, SECRETARY, 1201 S.E. 30TH STREET, BENTONVILLE, ARKANSAS 72712.

By order of the Board of Directors

JOHN D. FLYNN
Secretary

Bentonville, Arkansas
April 17, 2002

EXHIBIT A
BRASS EAGLE INC.
EMPLOYEE STOCK PURCHASE PLAN

Section 1.  Purpose.

    The Brass Eagle Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of Brass Eagle Inc. and its Subsidiary Corporations (hereinafter referred to, unless the context otherwise requires, as the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

Section 2.  Definitions.

    Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

    2.1.  "Base Pay" means regular straight-time earnings excluding payments for overtime, shift premium bonuses and other special payments, commissions and other marketing incentive payments.

    2.2  "Committee" means the compensation Committee of the Board which will administer the Plan pursuant to Section 11 herein.

    2.3  "Employee" means any person who is customarily employed for more than five (5) months in any calendar year and is regularly scheduled to work more than 20 hours per week.

    2.4  "Participant" means an Employee who has met the eligibility requirements of Section 3.1 and has executed an authorization for payroll deduction pursuant to Section 3.4.

    2.5  "Stock" means the Common Stock of the Company.

    2.6  "Subsidiary Corporation" means a corporation which is a "subsidiary corporation" of Brass Eagle Inc. as that term is defined in Section 424 of the Code.

Section 3.  Eligibility and Participation.

    3.1  Initial Eligibility. Any Employee who shall have completed ninety (90) days' employment and shall be employed by the Company on the date his participation in the Plan is to become effective shall be eligible to participate in Offerings under the Plan which commence on or after such ninety-day period has concluded.

    3.2  Leave of Absence. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first 90 days of such leave of absence and such Employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such employee shall have returned to regular employment prior to the close of business on such 90th day. Termination by the Company of any Employee's leave of absence, other than termination of such leave of absence on return to employment, shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's participation in the Plan and right to exercise any option.

    3.3  Restrictions on Participation.  Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan:

         (a)  if, immediately after the grant, such Employee would own stock, and / or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rule of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

          (b)  which permits his rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such options is outstanding.

    3.4  Commencement of Participation. An eligible Employee may become a Participant by completing an authorization for payroll deduction on the form provided by the Company and filing it with the office of the Treasurer of the Company on or before the date set therefor by the Committee, which date shall be prior to the Offering Commencement Date for the Offering (as such terms are defined below). Payroll deductions for a Participant shall commence on the applicable Offering Commencement Date when his authorization for a payroll deduction becomes effective and shall end on the Offering Termination Date (as such term is defined below) of the Offering to which such authorization is applicable unless sooner terminated by the Participant as provided in Section 8.

Section 4.  Offerings.

    4.1  Three Offerings. The Plan will be implemented by three offerings of Stock (the "Offerings"). The first Offering shall begin on June 1, 2002, and the next two Offerings shall begin on the 1st day of January in each of the years 2003 and 2004. Each Offering shall terminate on December 31 of the same calendar year. The maximum number of shares of Stock that shall be issued under the Plan in the three Offerings shall be 30,000 shares.

    As used in the Plan, "Offering Commencement Date" means the commencement date on which the particular Offering begins. "Offering Termination Date" means the date on which the particular Offering terminates.

Section 5.  Payroll Deductions.

    5.1  Amount of Deduction. At the time a Participant files his authorization for payroll deduction, he or she shall elect to have deductions made from his or her pay on each payday during the time he or she is a Participant in an Offering at the rate of 1, 2, 3, 4, 5, 6, 7, 8, 9 or 10% of his or her Base Pay in effect at the Offering Commencement Date of such Offering.

    5.2  Participant's Account. All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any separate cash payment into such account.

    5.3  Changes in payroll Deductions. A Participant may discontinue his participation in the Plan as provided in Section 8, but no other change can be made during an Offering and, specifically, a Participant may not alter the amount of his or her payroll deductions for the Offering.

    5.4  Leave of Absence. If a Participant goes on a leave of absence, such Participant shall have the right to elect:

         (a)  to withdraw the balance in his or her account pursuant to Section 8.1, or

         (b)  to remain a Participant in the Plan (until the time provided in Section 8.4) with payroll deductions to be made from payments by the Company to the Participant, if any, during such leave of absence.

Section 6.  Granting of Options.

    6.1  Number of Option Shares.  On the Offering Commencement Date of each Offering, a Participant shall be deemed to have been granted an option to purchase a maximum number of shares of Stock equal to an amount determined as follows:

        (a)  that percentage of the Participant's Base Pay which he or she has elected to have withheld (but not in any case in excess of 10%) multiplied by

        (b)  the Participant's Base Pay during the period of the Offering

        (c)  divided by 85% of the market value of the Stock on the applicable Offering Commencement Date.

    The market value of the Stock shall be determined as provided in paragraph (a) of Section 6.2 below. A Participant's "Base Pay during the period of the Offering" shall be determined by multiplying his or her normal weekly rate of pay as in effect on the last day prior determined by multiplying his or her normal weekly rate of pay as in effect on the last day prior to the Offering Commencement Date of the particular Offering) by 28 or the hourly rate (as in effect on the last day prior to the Offering commencement Date of the particular offering) by 1,120 for the first Offering, or, in the case of the two subsequent Offerings, by 52 or 2,080, as the case may be, provided that, in the case of a part-time hourly Employee, the Employee's "Base Pay during the period of the Offering" shall be determined by multiplying such Employee's hourly rate (as in effect on the last day prior to the Offering Commencement Date of the particular Offering) by the number of regularly scheduled hours of work for such employee during such Offering.

    6.2  Option Price. The option price of Stock purchased with payroll deductions made during each Offering for a Participant therein shall be the lower of:

        (a)  85% of the closing price of the Stock on the Offering Commencement Date or the nearest prior business day on which trading occurred on the NASDAQ National market System; or

        (b)  85% of the closing price of the Stock on the Purchase Date (as such term is defined below) or the nearest prior business day on which trading occurred on the NASDAQ national market System.

    If the Stock is not admitted to trading on any of the aforesaid dates for which closing prices of the stock are to be determined, then reference shall be made to the fair market value of the Stock on that date, as determined on such basis as shall be established or specified for the purpose by the Committee.

Section 7. Exercise of Option.

    7.1  Purchase Date. The Purchase Date for the first Offering shall be December 31, 2002. The Purchase Date for the second Offering shall be December 31, 2003. The Purchase Date for the third and final Offering shall be December 31, 2004.

    7.2  Automatic Exercise. Unless a Participant gives written notice to the Company as hereinafter provided, his option for the purchase of stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the Purchase Date applicable to such Offering, for the purchase of the number of shares of Stock which the accumulated payroll deductions in his account on the Purchase Date will purchase at the applicable option price (but not in excess of the number of shares of Stock for which options have been granted to the employee pursuant to Section 6.1). Notwithstanding the foregoing, in no event shall more than two hundred fifty (250) shares of Stock be purchased by any Participant on any Purchase Date. Any amount remaining in the Participant's account after the Offering Termination Date will be returned to the Participant.

    7.3  Fractional Shares of Stock. Fractional shares of Stock will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares of Stock will be returned to any Participant promptly following the termination of an Offering, without interest.

    7.4  Transferability of Option.  During a Participant's lifetime, options held by such Participant shall be exercisable only by that Participant.

    7.5  Deliver of Stock.  As promptly as practicable after the Purchase Dates during each Offering, the Company will deliver to each Participant, as appropriate, the stock purchased upon exercise of his option.

Section 8. Withdrawal.

    8.1  In General. A Participant may withdraw payroll deductions credited to his account under the Plan at any time by giving written notice to the Treasurer of the company. All of the Participant's payroll deductions credited to his account, without interest, will be paid to him promptly after receipt of his notice of withdrawal, and no further payroll deductions will be made from his pay during such Offering. The Company may, as its option, treat any attempt to borrow by an employee on the security of his accumulated payroll deductions as an election to withdraw such deductions.

    8.2  Effect on Subsequent Participation. A Participant's withdrawal from any offering will not have any effect upon his eligibility to participate in any succeeding Offering or in any similar Plan which may hereafter be adopted by the Company.

    8.3  Termination of Employment. Upon termination of the Participant's employment for any reason, including retirement or death (but excluding continuation of a leave of absence for a period beyond 90 days), the payroll deductions credited to his account, without interest, will be returned to the Participant, or, in the case of the Participant's death, to the Participant's estate.

    8.4  Leave of Absence. A Participant on leave of absence shall, pursuant to Section 5.4, continue to be a Participant in the Plan so long as such Participant is on continuous leave of absence. A Participant who has been on leave of absence for more than 90 days and who therefore is not an Employee pursuant to Section 3.2 for participation in the Plan shall not be entitled to participate in any Offering commencing after the 90th day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a Participant on leave of absence returns to regular full-time or part-time employment with the Company at the earlier of, (a) the termination of such leave of absence or (b) three months from the 90th day of such leave of absence, such Participant's participation in the Plan shall terminate on whichever of such dates first occurs and the payroll deductions credited to the Participant's account will be returned to the Participant without interest.

Section 9. Interest.

    9.1  Payment of Interest. No interest will be paid or allowed on any money paid into the Plan or credited to the account of any Participant.

Section 10.  Stock.

    10.1  Maximum Shares of Stock. The maximum number of shares of stock which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.3 shall be 30,000 shares of stock. If the total number of shares of Stock for which options are exercised on any Purchase Date in accordance with Section 6 exceeds the maximum number of shares of Stock for the applicable Offering, the company shall make a pro rata allocation of the shares of stock available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable.

    10.2  Participant's Interest in Option Stock. The Participant will have no interest in Stock covered by his option until such option has been exercised.

    10.3  Registration of Stock.  Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant, or, if the Participant so directs by written notice to the Treasurer of the Company prior to the Purchase Date applicable thereto, in the names of the Participant and one such other person as may be designate by the Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

    10.4  Restrictions on Exercise. The Board of Directors of the Company may, in its discretion, require as conditions to the exercise of any option that the shares of Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange, and that either:

        (a)  a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares of Stock shall be effective, or

        (b)  the Participant shall have represented at the time of purchase, in form and substance satisfactory to the company, that it is his intention to purchase the shares of Stock for investment and not for resale or distribution.

Section 11. Administration.

    11.1  Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The committee's determination on the foregoing matters shall be conclusive.

    11.2  Rules Governing the Administration of the Committee.  The Committee may select one of its members as its Chairman and shall old its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Section 12. Miscellaneous.

    12.1  Transferability. Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of any option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw pursuant to Section 8.1.

    12.2  Use of Funds. All payroll deductions rece3ived or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

    12.3  Adjustment Upon Changes in Capitalization.

        (a)  If, while any options are outstanding, shares of Stock have increased, decreased, changed into, or been exchanged for a different number or kind of shares of securities of the company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the committee in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options. In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Section 4 hereof shall also be proportionately adjusted. No adjustments shall be made for stock dividends. For the purposes of this paragraph, any distribution of shares of Stock to shareholders in an amount aggregating 20% or more of the outstanding shares of Stock shall be deemed a stock split and any distributions of shares of stock aggregating less than 20% of the outstanding shares of stock shall be deemed a stock dividend.

        (b)  Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive immediately prior thereto, or at the next Purchase Date, upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common stock shall be entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.3 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

    12.4  Amendment and Termination. The committee or Board of Directors of the Company shall have complete power and authority to amend or terminate the Plan immediately after the close of any Purchase Date; provided, however, that the Committee or the Board of Directors shall not, without the approval of the stockholders of Brass Eagle Inc.:

        (a)  increase the maximum number of shares of Stock which may be issued under any Offering (except pursuant to Section 12.3);

        (b)  amend the requirements as to the class of employees eligible to purchase stock under the Plan or permit the members of the Committee to purchase stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an employee then having an option under the Plan to purchase stock, adversely affect the rights of such employee under such option.

The Plan shall in all events terminate on December 31, 2004.

    12.5  Effective Date. The Plan shall become effective as of January 1, 2002, subject to approval by the holder of the majority of the Common Stock of Brass Eagle Inc. present and represented at or acting informally in lieu of a special or annual meeting of the shareholders held on or before December 31, 2002. If the Plan is not so approved, the Plan shall not become effective.

    12.6  No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of employees to purchase any shares of Stock under the Plan, or create in any Employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

    12.7  Effect of Plan.  The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such employee's estate and the executors, administrators or trustees thereof, heirs, and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

    12.8  Governing Law. The law of the State of Arkansas will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

    As Approved by Shareholders ___________________.